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                                                                      Exhibit 8F


                                  June 20, 1996



WEISS TREASURY FUND

         RE: ADMINISTRATION AND ACCOUNTING SERVICES FEES

Dear Sir/Madam:

         This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc.("PFPC") under the terms of an Administration and Accounting Services Agreement between PFPC and Weiss Treasury Fund ("you" or the "Fund") dated June 20, 1996 (the "Agreement"). Pursuant to Paragraph 11 of that Agreement, and in consideration of the services to be provided to each of the Fund's investment portfolios listed on Exhibit A of the Agreement, as such Exhibit A may be amended from time to time (each, a "Portfolio"), you will pay PFPC the following:

         1. An annual administration and accounting services fee, calculated daily and payable monthly based upon the following: .10% of the first $200 million of average net assets; .075% of the next $200 million of average net assets; .05% of the next $200 million of average net assets; and .03% of average net assets in excess of $600 million.

         2. PFPC's out-of-pocket expenses including, but not limited to, overnight express charges, outside independent pricing service charges, and travel expenses incurred for board meeting attendance.

         3. A minimum monthly fee of $8,333 per Portfolio, exclusive of out-of-pocket expenses. The minimum monthly fee for each Portfolio with respect to such Portfolio's first year of operations, exclusive of out-of-pocket expenses, shall be waived for start-up portfolios in accordance with the following step-in schedule:



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

         Month Number                                            Minimum Monthly
         (from start of operations)                                Fee Waivers
         --------------------------                              ---------------

                  1-2                                                  100%
                    3                                                   90%
                    4                                                   80%
                    5                                                   70%
                    6                                                   60%
                    7                                                   50%
                    8                                                   40%
                    9                                                   30%
                   10                                                   20%
                   11                                                   10%
                   12                                                    0%


         If during the next three years, PFPC is removed from the Agreement referenced above, the Fund shall pay any costs of time and material associated with the deconversion and PFPC will recoup 100% of the fees waived during the first two years.

         The fee for the period from the date hereof until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.

         If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.


                                        Very truly yours,

                                        PFPC INC.


                                        By: /s/ STEPHEN M. WYNNE
                                           -------------------------
                                           Stephen M. Wynne
                                           Executive Vice President


Accepted:

WEISS TREASURY FUND


By: /s/ JOHN N. BREAZEALE
    -------------------------
    John N. Breazeale
    President